[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXHIBIT 10.67
CONFIDENTIAL
VIA FAX AND FEDERAL EXPRESS
March 10, 2005
David L. Snitman, Ph.D.
Chief Operating Officer
Array BioPharma, Inc.
3200 Walnut Street
Boulder, CO 80301
RE:     Drug Discovery Collaboration Agreement
Dear Dave
As you know, InterMune, Inc. (“InterMune”) and Array BioPharma Inc. (“Array”) are parties to that certain Drug Discovery Collaboration Agreement dated September 13, 2002, as amended May 8, 2003, January 7, 2004, September 10, 2004 and December 7, 2004 (collectively, the “Agreement”). Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement.
Pursuant to Section 4.2.1 of the Agreement, InterMune has the right to make a cash payment to Array of [ * ] with respect to a Lead Compound in return for Array’s [ * ] to InterMune of any Collaboration Patent which contains a Valid Claim covering the composition of matter of such Lead Compound (and any Product containing such Lead Compound). As of the date hereof, in return for the appropriate payments made by InterMune to Array, Array has already [ * ] to InterMune certain Collaboration Patents with respect to Lead Compounds [ * ] and [ * ] pursuant to the Agreement.
InterMune desires to obtain the [ * ], notwithstanding the fact that [ * ].
Accordingly, InterMune and Array hereby agree as follows:
1.	InterMune shall pay to Array [ * ] in cash; and

2.	Following Array’s receipt of such cash payment and in the spirit of Section 4.2.1 of the Agreement, Array shall immediately (i) effectuate the [ * ] to InterMune of [ * ] which claims the composition of matter of chemical compounds, one of which shall be [ * ] in accordance with the Agreement [ * ], and (ii) have the continuing obligation to [ * ] to InterMune any Collaboration Patent containing a Valid Claim covering the composition of matter of such Lead Compound (and any Product containing such Lead Compound) or a method of using or a method of making such Lead Compound in accordance with the Agreement. In the event

InterMune [ * ], InterMune shall, at Array’s request, [ * ] to Array [ * ] to InterMune under this letter agreement.
Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect.
Please acknowledge your agreement to the above by having an authorized Array representative countersign both enclosed copies of this letter agreement where indicated below, and returning one original to the attention of Gloria Lopez. Contracts Administrator, at InterMune. We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.
Sincerely,
/s/ Dan Welch
Dan Welch
President and CEO

Acknowledged and Agreed:

ARRAY BIOPHARMA INC.

By:	/s/ David L. Snitman

Name:	David L. Snitman

Title:	COO

Date:	3-14-05

cc:	General Counsel, Array BioPharma
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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